EXHIBIT 5.1

December 18, 2008

Kansas City Southern 427 West 12th Street Kansas City, Missouri 64105 The Kansas City Southern Railway Company 427 West 12th Street Kansas City, Missouri 64105 The Subsidiaries of Kansas City Southern Listed on Exhibit A attached hereto

Re:	The Kansas City Southern Railway Company/Kansas City Southern Registration Statement on Form S-3 (Reg. No. 333-155601)

Ladies and Gentlemen:

We have acted as special counsel to The Kansas City Southern Railway Company, a Missouri corporation (the “Issuer”), Kansas City Southern, a Delaware corporation and parent corporation of the Issuer (“Parent”), and each of the wholly owned subsidiaries of Parent set forth on the attached Exhibit A (the “Subsidiary Guarantors”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”) by the Issuer of an offering (the “Offer”) of up to $190,000,000 in aggregate principal amount of its 13.0% Senior Notes due 2013 (the “Notes”). The Notes are issued pursuant to an Indenture, dated as of December 18, 2008, among the Issuer, the Guarantors (defined below) and U.S. Bank National Association, as trustee (the “Indenture”). The obligations of the Issuer under the Notes are guaranteed (collectively, the “Guarantees”) pursuant to the terms of the Indenture by Parent and the Subsidiary Guarantors (collectively, the “Guarantors”). The terms the Offer are described in Amendment No. 2 to the Registration Statement on Form S-3 (Registration No. 333-155601) filed with and automatically declared effective by the Securities and Exchange Commission (the “Commission”) on December 18, 2008 (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). This opinion is being delivered in accordance with the requirement of Item 601(b)(5) of Regulation S-K under the Act. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificate or articles of incorporation or other organizational documents, and the bylaws or regulations of the Issuer and each of the Guarantors, (ii) minutes and records of the corporate proceedings of the Issuer with respect to the issuance of the Notes, (iii) the Registration Statement, and (iv) the Indenture.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuer and the Guarantors and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer and the Guarantors. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon the statements and representations of officers and other representatives of the Issuer, the Guarantors and others. We have also assumed that each of the Subsidiary Guarantors has the power and authority to enter into and perform its obligations under its Guarantee, and that neither entering into or performing its Guarantee is in contradiction of the applicable laws of the jurisdiction of formation of the respective Subsidiary Guarantors.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium, arrangement and other laws affecting creditor’s rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers, (ii) the limitations imposed by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law; and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the present laws of the United States of America, the present laws of the State of Missouri (excluding local laws), the present laws of the State of New York (excluding local laws), the General Corporation Law of the State of Delaware and the present judicial interpretations thereof. We advise you that the issues addressed by this opinion may be governed in whole or in part by other laws, and we express no opinion as to whether any relevant difference exists between the laws upon which our opinion is based and any other laws that may actually govern. We note that the enforceability of the Guarantees may be governed in part by the laws of the jurisdictions under which each of the Guarantors is formed. Because we are not admitted to practice in each such jurisdiction, we have assumed for purposes of our opinion that the laws of these jurisdictions with respect to enforceability are not materially different than the laws of the State of New York.

Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that when: (i) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (ii) the Notes and the Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof, the Notes will be validly issued and binding obligations of the Issuer and the Guarantees will be validly issued and binding obligations of the Guarantors.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion shall not be construed as or deemed to be a guaranty or insuring agreement. This opinion is rendered on the date hereof and we have no continuing obligation hereunder to inform you of changes of law, including judicial interpretations of law, or fact subsequent to the date hereof or of facts which we become aware of after the date hereof.

This opinion is solely for your benefit and may not be furnished to, or relied upon by, any other person or entity without the express written consent of the undersigned. However, we hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/ Sonnenschein Nath & Rosenthal LLP

Exhibit A

Jurisdiction of
Incorporation
Name	or Organization
Gateway Eastern Railway Company	Illinois
PABTEX GP, LLC	Texas
PABTEX I, L.P.	Delaware
SIS Bulk Holding, Inc.	Delaware
Southern Development Company	Missouri
Southern Industrial Services, Inc.	Delaware
Trans-Serve, Inc.	Delaware